Exhibit 99.1

Contact: Brainerd Communicators, Inc.

Jennifer Gery (media)

Mike Smargiassi/Ashley Zandy (investors)

212.986.6667

investor.relations@glenayre.com

GLENAYRE TECHNOLOGIES APPOINTS JORDAN COPLAND AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

NEW YORK – December 14, 2006 – Glenayre Technologies, Inc. (Nasdaq: GEMS), a global provider of entertainment products and services through Entertainment Distribution Company, LLC (“EDC”) and messaging solutions through Glenayre Messaging, announced today the appointment of Jordan Copland, 44, as executive vice president and chief financial officer, effective December 18, 2006. Mr. Copland will succeed Debra Ziola, who previously announced her intent to retire. Ms. Ziola will continue to advise the company through January 31, 2007.

Mr. Copland has more than 20 years of financial management, strategic planning and business development experience in media, technology and consumer products companies. Most recently he has served as executive vice president of strategic development and chief financial officer at GSI Commerce, Inc. (Nasdaq: GSIC), an industry leader in outsourced eCommerce, since 2000. Prior to that, Mr. Copland served as senior vice president and chief financial officer for Virgin Entertainment Group during 1999. From 1990 to 1999 he served in various financial and executive positions within Disney Consumer Products, a division of The Walt Disney Company. Mr. Copland holds an M.B.A. in finance and accounting from The Wharton School of University of Pennsylvania and a B.A. in economics and international relations from the University of Pennsylvania.

“Jordan’s extensive finance and planning experience within the media and consumer products industries will be instrumental as we guide EDC through its next phase of growth and expansion,” said Jim Caparro, chief executive officer of Glenayre Technologies. “We look forward to tapping his financial and strategic guidance as we transition our focus to EDC and continue to implement our growth strategy.”

Mr. Copland said, “EDC is a tremendous organization with a sound foundation which is anchored by its relationship with Universal Music Group. This is a unique company with significant opportunities to expand its core business and play a larger role in the delivery of entertainment products and services. I look forward to working with the entire Glenayre team to deliver on this strategy and enhance shareholder value.”

“I would like to personally thank Debbie for her dedication and contributions to the company,” said Clarke Bailey, chairman of Glenayre Technologies. “Debbie has been a valuable member of our senior management team for more than a decade and will be greatly missed. On behalf of everyone at Glenayre we wish her all the best in her retirement.”

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About Glenayre Technologies

Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of entertainment products through Entertainment Distribution Company, LLC (EDC) and messaging solutions through the Glenayre Messaging business. Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany, and a manufacturing facility in Blackburn, UK. Headquartered in Atlanta, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). For more information, please visit www.glenayre.com.

Safe Harbor Statement

This news release contains statements that may be forward-looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company's most recently filed Annual Report on Form 10-K and the Company's most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to potential intellectual property infringement claims; internal control deficiencies; litigation; potential acquisitions and strategic investments; environmental laws and regulations; ability to attract and retain key personnel; volatility of stock price; competition; variability of quarterly results and dependence on key customers; international business risks; sensitivity to economic trends and consumer preferences; increased costs or shortages of raw materials or energy; advances in technology and changes in customer demands; development of digital distribution alternatives including copying and distribution of music and video files; continuation and expansion of third-party agreements; proprietary technology; potential changes in government regulation; potential market changes resulting from rapid technological advances; restructuring activities; the failure of any condition to the closing of the sale of Messaging; variability in production levels; and compliance with Senior Secured Credit Facility covenants. The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.